EXHIBIT 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

SIGNAL GENETICS, INC.

On February 13, 2017, Signal completed the sale of the MyPRS Assets to Quest pursuant to the IP Purchase Agreement (the “Asset Sale”). The following unaudited pro forma condensed consolidated financial statements give effect to the Asset Sale and were prepared in accordance with the regulations of the Securities and Exchange Commission.

The unaudited pro forma consolidated results of operations for the nine months ended September 30, 2016, and the year ended December 31, 2015 have been derived from Signal’s historical financial information and give effect to the Asset Sale as if it had occurred on January 1, 2015, the beginning of the earliest period presented. In addition, the unaudited pro forma consolidated balance sheet as of September 30, 2016 has been derived from the Signal’s historical financial information and gives effect to the Asset Sale as if it had occurred on September 30, 2016.

The unaudited pro forma consolidated financial statements are based on the assumptions and adjustments that are described in the accompanying notes and do not purport to represent what Signal’s results of operations or financial position would have been if the Asset Sale had occurred on the dates indicated and are not intended to project Signal’s results of operations or financial position for any future period or date.

The unaudited pro forma consolidated financial statements, including the notes thereto, should be read in conjunction with Signal’s historical audited consolidated financial statements for the year ended December 31, 2015 and the unaudited condensed consolidated financial statements for the nine months ended September 30, 2016.

SIGNAL GENETICS, INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

As of September 30, 2016

(in thousands) (unaudited)

	Signal Genetics Historical	MyPRS Assets	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$5,351	$—	$946	a	$6,297
Accounts receivable, net	733	733	733	b	733
Inventory	62	62	—		—
Prepaid expenses and other current assets	366	151	—		215

Total current assets	6,512	946	1,679		7,245
Property and equipment, net	1,014	960	—		54
Security deposits	15	—	—		15

Total assets	$7,541	$1,906	$1,679		$7,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51	$51	$—		$—
Accrued liabilities	1,649	1,345	—		304
Note payable – related party	1,105	—	—		1,105
Other current liabilities	48	25	—		23

Total current liabilities	2,853	1,421	—		1,432
Other noncurrent liabilities	2	—	—		2

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	7	—	—		7
Additional paid in capital	29,751	—	—		29,751
Accumulated deficit	(25,072)	485	485		(23,899)
			1,194	c

Total stockholders’ equity	4,686	485	1,679		5,880

Total liabilities and stockholders’ equity	$7,541	$1,906	$1,679		$7,314

See accompanying notes to unaudited pro forma consolidated financial statements.

SIGNAL GENETICS, INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2016

(in thousands, except share and per share data) (unaudited)

	Signal Genetics Historical	MyPRS Assets	Pro Forma Adjustments	Pro Forma
Net revenue	$2,581	$2,581	$—	$—

Operating expenses:
Cost of revenue	1,856	1,856	—	—
Research and development	867	867	—	—
Selling and marketing	1,438	1,438	—	—
General and administrative	5,455	1,082	—	4,373

Total operating expenses	9,616	5,243	—	4,373

Loss from operations	(7,035)	(2,662)	—	(4,373)
Interest expense	(69)	—	—	(69)

Net loss	$(7,104)	$(2,662)	$—	$(4,442)

Net loss per common share, basic and diluted	$(9.91)	$(3.71)	$—	$(6.20)

Weighted-average number of shares outstanding, basic and diluted	716,957	716,957	716,957	716,957

See accompanying notes to unaudited pro forma consolidated financial statements.

SIGNAL GENETICS, INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2015

(in thousands, except share and per share data) (unaudited)

	Signal Genetics Historical	MyPRS Assets	Pro Forma Adjustments	Pro Forma
Net revenue	$2,538	$2,538	$—	$—

Operating expenses:
Cost of revenue	2,472	2,472	—	—
Research and development	1,002	1,002	—	—
Selling and marketing	2,559	2,559	—	—
General and administrative	7,692	1,293	—	6,399

Total operating expenses	13,725	7,326	—	6,399

Loss from operations	(11,187)	(4,788)	—	(6,399)
Interest expense	(141)	—	—	(141)

Net loss	$(11,328)	$(4,788)	$—	$(6,540)

Net loss per common share, basic and diluted	$(21.02)	$(8.88)	$—	$(12.13)

Weighted-average number of shares outstanding, basic and diluted	539,460	539,460	539,460	539,460

See accompanying notes to unaudited pro forma consolidated financial statements.

SIGNAL GENETICS, INC.

Notes to Unaudited Pro Forma Consolidated Financial Information

1.	Description of Transaction and Basis of Presentation

Description of Transaction

On February 13, 2017, Signal completed the sale of all of the MyPRS Assets, a microarray-based gene expression profile assay, pursuant to the IP Purchase Agreement with Quest entered into on November 29, 2016. As part of the sale of the MyPRS Assets, Signal assigned all of its rights, interests and obligations under certain agreements, including the UAMS License Agreement. Signal also provided to Quest certain information technology, software and firmware related or required for the use of the MyPRS test. Signal retained its rights to its accounts receivables as of February 13, 2017. While Quest did not assume any liabilities of Signal, Quest is responsible for all liabilities arising after February 13, 2017 related to the assigned contracts, other than liabilities arising after February 13, 2017 due to a breach by Signal of any assigned contracts. As consideration for the sale of the MyPRS Assets, Quest paid to Signal $825,000, plus an additional $100,000 as consideration for exercising its right to require Signal to operate Signal’s lab beyond December 31, 2016 and an additional $21,431.39 for reimbursement of certain amounts paid by Signal to the University of Texas M.D. Anderson Cancer Center.

Basis of Presentation

The unaudited pro forma consolidated financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission. The unaudited pro forma consolidated balance sheet as of September 30, 2016 is presented as if the Asset Sale had been completed on September 30, 2016. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2016 and for the year ended December 31, 2015 assumes that the Asset Sale occurred as of January 1, 2015, and is derived from the historical results of Signal for the nine months ended September 30, 2016, and for the year ended December 31, 2015, respectively.

2.	Pro Forma Adjustments

The unaudited pro forma consolidated financial statements include pro forma adjustments to give effect to Asset Sale as follows:

a)	To record the cash proceeds received by Signal from the Asset Sale.

b)	To reflect Signal’s retention of its rights to its accounts receivable as of the close of the Asset Sale.

c)	To record the estimated gain on the Asset Sale as if the Asset Sale occurred on September 30, 2016.